Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated November 8, 2010, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Luby’s, Inc. and its subsidiaries on Form 10-K for the year ended August 25, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Luby’s, Inc. and its subsidiaries on Form S-3/A (File No. 333-135057, effective October 12, 2006) and on Forms S-8 (File No. 333-135058, effective June 16, 2006; File No. 333-81606, effective January 29, 2002; File No. 333-81608, effective January 29, 2002; File No. 333-55140, effective February 7, 2001; and File No. 333-70315, effective January 8, 1999).

/s/ GRANT THORNTON LLP

Houston, Texas
November 8, 2010